Exhibit 99.1

NEWS RELEASE        For immediate release

California Resources Corporation and Macquarie Announce Joint Venture to Invest up to $300 Million in Oil & Gas Properties

Los Angeles, April 19, 2017 – California Resources Corporation (NYSE: CRC) and Macquarie Infrastructure and Real Assets (MIRA) announced today that they have formed a strategic joint venture in which MIRA has committed to fund $160 million for the development of oil and gas properties in California, with a focus on development opportunities in the San Joaquin Basin. Subject to the discretion of the parties, MIRA may increase its total investment to up to $300 million.
The initial commitment, relating to multiple development opportunities in CRC’s Kern Front, Mt. Poso, Pleito Ranch and Wheeler Ridge fields, is intended to be invested over two years in accordance with an already mutually approved development plan. MIRA will fund 100 percent of the development wells in which it will earn a 90 percent working interest. CRC’s working interest will revert from 10 to 75 percent upon MIRA achieving an agreed return.
Todd Stevens, President and CEO of CRC, noted, “We are pleased to partner with MIRA to bring forward the value of our large and long lived inventory and help to derisk and accelerate the development of CRC’s vast resource base. The joint venture also provides additional flexibility to aid in our deleveraging efforts through growing our production and cash flow.”
“MIRA is pleased to form this strategic partnership with CRC to develop these high quality oil and gas properties in a world class basin,” said Paul Beck, Senior Managing Director in Macquarie Infrastructure and Real Assets. “We are attracted to CRC’s operational expertise, technical understanding and substantial infrastructure in the San Joaquin Basin.”

Forward Looking Statement Disclosure
This press release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to the disclosed joint venture. Factors (but not necessarily all the factors) that could cause results to differ include:

•    commodity price changes
•    legislative or regulatory changes, including those related to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of our products
•    unexpected geologic conditions
•    equipment, service or labor price inflation or unavailability

•    availability or timing of, or conditions imposed on, permits and approvals
•    lower-than-expected production, reserves or resources from development projects higher-than-expected decline rates
•    disruptions due to accidents, mechanical failures, transportation constraints, natural disasters, labor difficulties, cyber attacks or other catastrophic events
•    factors discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at crc.com.

Words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

About Macquarie Group and Macquarie Infrastructure and Real Assets
Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employs approximately 13,800 people and has assets under management of over $377 billion (as of September 30, 2016).
MIRA is part of Macquarie Asset Management, the asset management arm of Macquarie.

MIRA pioneered Infrastructure as a new asset class for institutional investors. For more than 20 years MIRA has been investing in and managing the assets that people use every day – extending beyond Infrastructure to Real Estate, Agriculture and Energy.
None of the entities noted in this news release is an authorized deposit taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these entities do not represent deposits or other liabilities of Macquarie Bank Limited (ABN46008583542) (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of these entities.

Contacts:

Scott Espenshade (Investor Relations) (818) 661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) (818) 661-6005 Margita.Thompson@crc.com

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